UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 10, 2007
CERADYNE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-13059 (Commission File Number)	33-0055414 (IRS Employer Identification No.)

3169 Red Hill Avenue, Costa Mesa, CA (Address of principal executive offices)		92626 (Zip Code)
Registrant’s telephone number, including area code: (714) 549-0421

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
     On July 10, 2007, Ceradyne, Inc. (“Ceradyne”) and its wholly-owned subsidiary, NMI Acquisition Co. (“Buyer”), entered into a definitive Sale and Purchase Agreement (the “Agreement”) with Minco Investment, L.P. (“Seller”), which is the sole stockholder of Newminco, Inc., a Delaware corporation (“Newminco”). Pursuant to the Agreement, Buyer purchased all of the outstanding shares of Newminco from Seller on July 10, 2007. Newminco’s wholly-owned operating subsidiary, Minop Co., d/b/a Minco, Inc. (“Minco”), manufactures and markets fused silica powders for a wide range of industrial applications. Minco is located in Midway, Tennessee. As a result of this acquisition, Newminco and Minco are now indirect wholly-owned subsidiaries of Ceradyne.
     The total consideration paid by Buyer pursuant to the Agreement was $27.5 million in cash, and is subject to adjustment based on the net adjusted tangible book value of Newminco as of the date of closing. Ten percent of the initial cash purchase price was placed in escrow for a period of 24 months after the closing to satisfy any indemnification obligations of Seller under the Agreement which arise during that period.
     There are no material relationships between Seller or Newminco, on the one hand, and Ceradyne or any of its affiliates, on the other hand, other than with respect to the Agreement and the transactions contemplated thereby.
     On July 11, 2007, Ceradyne issued a press release announcing the completion of its acquisition of Newminco. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.
     In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.
Item 9.01.Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release dated July 11, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERADYNE, INC.
July 11, 2007	By:	/s/ Jerrold J. Pellizzon
Jerrold J. Pellizzon
Chief Financial Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated July 11, 2007

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